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                                                                    Exhibit 99.1
                                                                    ------------


                             FOR IMMEDIATE RELEASE

For Information:     Donald E. Davis     (412) 227-2577
                     Randall D. Collins  (412) 227-2456



                     KOPPERS INDUSTRIES DECLARES DIVIDEND


May 31, 2001, Pittsburgh, Pennsylvania --- The Board of Directors of Koppers Industries, Inc. has declared a dividend of $4.00 per share with respect to Koppers common and preferred stock. The dividend will be paid on or about June 18, 2001 to all record holders of Koppers common and preferred stock as of the close of business on June 14, 2001. It is anticipated that aggregate dividend payments to all shareholders will approximate $15,000,000.


Koppers is a global integrated producer of carbon compounds and treated wood products for use in a variety of markets including the railroad, aluminum, chemical and steel industries. The Company operates 39 facilities with locations in the United States, the South Pacific (primarily Australia and New Zealand), Europe and South Africa. The Company also maintains an indirect ownership interest in an additional facility in the United States through its domestic joint venture KSA. The Company's stock is shared by a large number of management investors and by majority equity owner Saratoga Partners of New York City.

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